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                                                                      EXHIBIT 12

O'CHARLEY'S INC.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                                                                                 40 WEEKS ENDED
                                                                                                              --------------------
                                                                                                              OCTOBER 6, OCTOBER 5,
                                                      1998        1999       2000         2001        2002      2002       2003
                                                     -----       -----      ------       -----       -----    ---------- ---------
FIXED CHARGES
Interest Expense                                     2,705       4,052       7,260       6,412       5,176     4,029       9,547
Capitalized Interest                                   202         230         392         438         290       235         230
Amortized premiums, discounts, and capitalized
      expenses related to indebtedness                  96         122         138         198         380       176         878
Estimated interest in rental expense (See below)     1,667       1,958       2,293       2,674       2,799     2,160       5,254

Total fixed charges                                  4,670       6,362      10,083       9,722       8,645     6,600      15,909


CALCULATION OF ESTIMATED INTEREST
  IN RENTAL EXPENSE
Rent expense                                         5,007       5,880       6,886       8,031       8,406     6,485      15,779
Interest component per norm                           33.3%       33.3%       33.3%       33.3%       33.3%     33.3%       33.3%

Implied interest in rent                             1,667       1,958       2,293       2,674       2,799     2,160       5,254


CALCULATION OF EARNINGS
Net earnings, before taxes and cumulative
  effect of change in accounting principle          19,846      24,783      29,785      26,899      41,059    30,550      27,528
Fixed charges                                        4,670       6,362      10,083       9,722       8,645     6,600      15,909
Less capitalized interest                             (202)       (230)       (392)       (438)       (290)     (235)       (230)

Earnings                                            24,314      30,915      39,476      36,183      49,414    36,915      43,207

Ratio of earnings to fixed charges                    5.21        4.86        3.92        3.72        5.72      5.59        2.72
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